Exhibit 21

SUBSIDIARIES OF JOHN WILEY & SONS, INC. (1)
As of April 30, 2026

Jurisdiction of Formation
Atypon Systems, LLC	Delaware
Inscape Publishing, LLC	Delaware
John Wiley & Sons Canada Limited	Canada
Wiley Periodicals LLC	Delaware
Personality Profile Solutions, LLC	Delaware
PIIEU Ltd	United Kingdom
Wiley Heyden Ltd	United Kingdom
Zyante Inc.	Delaware
Wiley Publishing LLC	Delaware
Wiley India Private Ltd	India
Wiley APAC Services LLP	India
WWL LLC	Delaware
Wiley International LLC	Delaware
John Wiley & Sons (HK) Limited	Hong Kong
Wiley HK2 Limited	Hong Kong
Wiley Europe Investment Holdings, Ltd.	United Kingdom
Wiley Europe Ltd	United Kingdom
Wiley Heyden Ltd	United Kingdom
John Wiley & Sons Ltd	United Kingdom
J Wiley Ltd	United Kingdom
Atypon Systems Ltd	United Kingdom
John Wiley & Sons Singapore Pte. Ltd.	Singapore
John Wiley & Sons Commercial Service (Beijing) Co Ltd	China
Wiley Information & Technology (Shanghai) Co Ltd	China
Madgex Holdings Ltd	United Kingdom
Blackwell Science (Overseas Holdings) Ltd	United Kingdom
John Wiley & Sons AS	Denmark
Wiley-VCH GmbH	Germany
Ernst & Sohn GmbH	Germany
Wiley-VHCA AG	Switzerland
Wiley Publishing Japan KK	Japan
Wiley Publishing Australia Pty Ltd.	Australia
John Wiley and Sons Australia Ltd.	Australia
(1) The names of other subsidiaries that would not constitute a significant subsidiary in the aggregate have been omitted.